UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2006

CHECKERS DRIVE-IN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

Commission File Number: 0-19649

I.R.S. Employer Identification Number: 58-1654960

4300 West Cypress Street,
Tampa, Florida 33607
Telephone: (813) 283-7000
(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On February 17, 2006, Checkers Drive-In Restaurants, Inc., a Delaware corporation (the “Company”) filed a Current Report on Form 8-K to report, among other things, its entry into an Agreement and Plan of Merger (the “Merger Agreement”) with Taxi Holdings Corp., a Delaware corporation (“Parent”), and Taxi Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). The Company is filing this Current Report on Form 8-K/A to amend Item 1.01 as reported in such previous Current Report to provide further information regarding the Merger Agreement.

Item 1.01.  Entry into a Material Definitive Agreement.

On February 16, 2006, the Company entered into the Merger Agreement with Parent and Merger Sub. Parent and Merger Sub are affiliates of Wellspring Capital Management LLC, a private equity firm (“Wellspring”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”). In the Merger, each share of common stock of the Company, other than those held by the Company, Parent or their respective subsidiaries, and other than those shares with respect to which dissenters rights are properly exercised, will be converted into the right to receive $15.00 per share in cash (the “Merger Consideration”). All outstanding options granted by the Company to acquire shares of its common stock, whether or not vested or exercisable, will be cancelled upon the effective time of the Merger and holders of such cancelled options will be entitled to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share for each share subject to the option.

The Merger Agreement contains customary non-solicitation provisions including provisions permitting the Company to consider unsolicited proposals made after the time the Merger Agreement was entered into and prior to the vote of the Company’s shareholders with respect to the Merger.

Completion of the Merger is subject to customary closing conditions including (i) approval by the holders of a majority of the Company’s outstanding shares of common stock, (ii) receipt of committed financing and (iii) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The parties currently expect that the Merger will be completed during the second fiscal quarter of 2006.

The Company, Parent and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement. The representations, warranties and covenants made by the Company in the Merger Agreement are qualified including by information in disclosure schedules that the Company delivered to Parent and Merger Sub in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts. Investors are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its affiliates.

The Merger Agreement contains certain termination rights for the Company, on the one hand, and Parent and Merger Sub, on the other. Under certain circumstances, termination of the Merger Agreement may result in the Company being required to reimburse Parent for certain expenses incurred in connection with the Merger up to $3,000,000, or the Company being required to pay Parent a termination fee of $7,000,000. In addition, under certain circumstances, termination of the Merger Agreement or exercise by Parent of its right not to close the Merger based on the failure to receive committed financing may result in Parent being required to reimburse the Company for certain expenses incurred in connection with the Merger up to $3,000,000 (the “Company Expenses”), or Parent being required to pay the Company a termination fee of $7,000,000 (the “Parent Termination Fee”). In no event will the total amount paid as expense reimbursement and termination fee by either party pursuant to the provisions described above exceed $7,000,000.

In connection with the execution and delivery of the Merger Agreement, the Company has entered into a letter agreement (the “Letter Agreement”) with Wellspring Capital Partners IV, L.P. (“Wellspring IV”), an affiliate of Wellspring, pursuant to which Wellspring IV has agreed that if the Parent Termination Fee and the Company Expenses become due and payable under the terms of the Merger Agreement, Wellspring IV will pay or cause Parent to pay the Parent Termination Fee and the Company Expenses in accordance with the Merger Agreement.

The foregoing description of the Merger Agreement and the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Letter Agreement, which are filed as Exhibits 2.1 and 2.2 hereto, respectively, and are incorporated into this report by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated February 16, 2006, among Checkers Drive In Restaurants, Inc., Taxi Holdings Corp., and Taxi Acquisition Corp.
2.2	Letter Agreement, dated February 16, 2006, between Wellspring Capital Partners IV, L.P. and Checkers Drive-In Restaurants, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CHECKERS DRIVE-IN RESTAURANTS, INC.
Date: February 21, 2006	By	/s/ Brian R. Doster
Brian R. Doster, Vice President, Corporate Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit
2.1	Agreement and Plan of Merger, dated February 16, 2006, among Checkers Drive In Restaurants, Inc., Taxi Holdings Corp., and Taxi Acquisition Corp.
2.2	Letter Agreement, dated February 16, 2006, between Wellspring Capital Partners IV, L.P. and Checkers Drive-In Restaurants, Inc.